Cancum, Inc. Letter to Shareholders
Wednesday, February 2, 2005

Dear Shareholders and Friends,

As we enter the new year and an exciting new phase of operational growth, I wanted to extend our best wishes for 2005, update you on the progress we made in 2004 and thank you for your continued interest and support in our company.

In the past few months we have continued to make progress on a number of fronts, and it is this progress that I want to share with you today.   Excluding the Pipeline Software acquisition, our team is extremely pleased to have exceeded all the goals, objectives and internal growth metrics that were established for the company in 2004, and we remain bullish on our prospects for 2005.

With that said, here are some of the reasons we are so enthusiastic for the coming quarters and the year ahead.

First, we continue to aggressively grow our core outsourcing revenues, having a combined annual growth rate since the first quarter of 2003 of 72% quarter over quarter and 600% year over year. We remain optimistic that this trend will continue for the foreseeable future, and are happy to report that since January 2004 we have successfully added 18 new customers and 23 new contracts in our core outsourcing business.

Second, we are excited by the recent launch of the Caneum IT Services Group (including the previously launched IT Assurance Group for Sarbanes-Oxley related outsourcing products and services), along with the promotion of Mahesh Shah to Vice President, IT Services Group. The IT Services Group has already produced tangible results since its launch, and we expect material growth in our top line revenue in the first quarter of 2005 as a result of this initiative.  Please reference our IT Assurance website for specifics on this line of our business and related information (www.caneum-itassurance.com).

Third, while our anticipated merger with Pipeline Software terminated on January 1, 2005, we continue to work together for the mutual benefit of both companies, and are now aggressively moving forward on other acquisition opportunities that had been put on hold pending the completion of the Pipeline acquisition. We expect further announcements in this regard within the next 90 days.

Fourth, as of January 31, 2005, we have successfully raised an additional $676,000 at $2.00 per share in a private placement that is now closed. Additionally, we have had numerous inquiries from interested individual and institutional investors and may raise additional capital to accelerate both our operational infrastructure and our opportunistic acquisition model should it make sense to do so financially.

Fifth, I have recently completed follow-on interviews with CEOcast (www.ceocast.com) and Wall Street Reporter (www.wallstreetreporter.com/profiles/CANEUMINC.html) that have broadened the reach of our outbound messaging to Wall Street and have supplemented that with numerous appearances on MoneyTV both via satellite and in the studio. We expect to appear at no less than two small cap investors conferences this year and will publish our scheduled appearances online as soon as they are finalized. Additionally, we continue to retain The Liquid Group to assist with our outbound investor relations and public relations activities.

Sixth, and most importantly, we project organic outsourcing revenues to grow to $2.25M for 2005. Full year, audited financial results for 2004 will be released publicly at the end of March in parallel with our annual report 10-KSB filing with the SEC.

Hopefully you will agree that we have made significant progress toward the growth and stability of the company, and are positioned to take advantage of the improving worldwide economic climate as the demand for outsourcing products and services intensifies.  We thank you for your interest and support, and we appreciate your ongoing commitment as we execute our operational and acquisition models rolling forward.

As always, please contact us with any questions you may have, and please consult our website for current information on our continuing progress and recent developments (www.caneum.com).  If you have not done already so, please forward your email address to our offices so that we may facilitate keeping you up to date in the future on all communications. Additionally, please look for our forthcoming announcement of the Caneum Shareholder Meeting scheduled to occur in late February in a separate release.

Sincerely,

/s/ Alan S. Knitowski

Alan S. Knitowski
Chairman
Caneum, Inc.
alan@caneum.com